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                                                                  EXHIBIT 10.39

                                           January 19, 2004

Roger C. Stikeleather
6166 Stover's Mill Road
Doylestown, PA 18901

Dear Roger:

As previously discussed with you in connection with your separation from employment with Anika Therapeutics, Inc. (the "COMPANY"), this letter presents two options from which you may choose with respect to your separation benefits. The first option, "Option A," will be governed by the first paragraph of the severance terms contained in the agreement between you and the Company dated February 21, 2003 (the "Offer Letter"). If you choose Option A, your employment will terminate on February 17, 2004. Under Option A, you do not need to execute this document.

Alternatively, you may choose "Option B." Under the Terms of Option B, the Offer Letter will become void and the Company will continue to employ you through March 31, 2004 to permit you to vest in certain stock options. Under Option B, the Company will also pay you one month's severance pay and contribute toward your health benefits for one month following your termination. If you elect Option B, you must enter into an Agreement, which includes a release of all claims you may have against the Company and related persons.

I set forth in detail below the terms of the two options.

OPTION A - GOVERNED BY TERMS OF THE OFFER LETTER:

o Your employment with the Company shall terminate effective February 17, 2004 (the "Option A Termination Date"), provided that you continue to perform your duties loyally and in good faith between now and the Option A Termination Date.

o As required by law, on the Option A Termination Date, the Company shall pay you for all accrued but unused vacation time through that date.

o In accordance with the terms of the Offer Letter, the Company also shall continue paying your salary ("Severance Pay") at your final base salary rate of $15,416.67 per month, subject to regular deductions and withholdings, for the period February 18, 2004 through and including August 18, 2004 (the "Severance Pay Period"). The Company shall pay you Severance Pay on its regular payroll dates applicable to your position.

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Roger C. Stikeleather
January 19, 2004
Page 2

o The Company shall also provide you with the right to continue group medical and dental insurance coverage after the termination of your employment under the law known as "COBRA." If you elect COBRA continuation coverage and PROVIDED that you and your beneficiaries remain eligible for COBRA continuation coverage, the Company shall continue to pay for medical and dental insurance premiums for coverage of you and your beneficiaries to the same extent as if you had remained employed to the end of the Severance Pay Period. You will be responsible for the remaining portion of such coverage as if you remained employed. The Company will deduct the portion for which you are responsible from your Severance Pay. If you elect COBRA continuation coverage, you may continue coverage for yourself and any beneficiaries after the end of the Severance Pay period at your own expense for the remainder of the COBRA period, to the extent you and they remain eligible. The terms for that opportunity will be set forth in a separate written notice.

o The termination of other benefits will be addressed in separate correspondence. Basically, your eligibility to participate in any other employee benefit plans and programs of the Company ceases on or after the termination of your employment in accordance with applicable benefit plan or program terms and practices.

o The Company shall also reimburse you for any outstanding, reasonable business-related expenses that you have incurred or will incur on the Company's behalf as part of the execution of your duties through the termination of your employment, PROVIDED THAT you submit appropriate documentation pursuant to the Company's business expense reimbursement policy no later than five (5) business days after the Option A Termination Date.

o In accordance with the terms of the Offer Letter, during the Severance Pay Period, you will provide transitional services to Anika at any reasonable time requested by the Company.

o You understand that the payment of your Severance Pay is contingent upon your continuing to abide by the terms of the Anika Non-Disclosure and Non-Competition Agreement (the "Anika Non-Disclosure and Non-Competition Agreement") between you and the Company which you acknowledge you executed in or around March 2003 at the commencement of your employment with Anika. Because the Company is unable to locate its copy of the Anika Non-Disclosure and Non-Competition Agreement that you previously executed, you hereby agree to execute the Anika Non-Disclosure and Non-Competition Agreement that is attached as Exhibit A to this document, which is identical to the Anika Non-Disclosure and Non-Competition Agreement that you previously signed.

OPTION B - IN LIEU OF TERMS OF OFFER LETTER

In lieu of the above, the Company proposes entering into the following Agreement (the "OPTION B AGREEMENT") between you and the Company. The purpose of the Option B Agreement is to

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Roger C. Stikeleather
January 19, 2004
Page 3

establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims.

If you agree to the terms of this Option B Agreement, you acknowledge that you are entering into this Option B Agreement voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. Neither the Company nor you want your employment relationship to end with a legal dispute. By entering into this Option B Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1. TERMINATION OF EMPLOYMENT

Your employment with the Company as its Vice President of Sales and Marketing will terminate on March 31, 2004 (the "OPTION B TERMINATION DATE"). You agree that you will resign from any and all other positions that you hold with the Company as an officer, director or otherwise effective on the Option B Termination Date.

2. TERMINATION OF EXISTING OFFER LETTER

You acknowledge and agree that the Offer Letter is null and void and of no continuing effect.

3. SEVERANCE BENEFITS

         (a) SEVERANCE PAY. Promptly after the Option B Termination Date, the Company shall pay you (the "Option B Agreement Severance Payment") the amount of $15,416.67, constituting one-month's pay at your regular base salary.

         (b) HEALTH BENEFITS. Your rights and obligations under COBRA will be explained in a separate letter to you describing your medical and dental insurance continuation rights under COBRA. To continue your medical and dental insurance coverage, you must elect COBRA continuation coverage. If you elect COBRA continuation coverage and PROVIDED that you and your beneficiaries remain eligible for COBRA continuation coverage, the Company shall continue to pay for medical and dental insurance premiums for coverage of you and your beneficiaries to the same extent as if you had remained employed to April 30, 2004. You will be responsible for the remaining portion of such coverage as if you remained employed. You hereby authorize the deduction of the portion for which you are responsible after March 31, 2004 from the Option B Agreement Severance Payment. If you elect COBRA continuation coverage, you may continue coverage for yourself and any beneficiaries after April 30, 2004 at your own expense for the remainder of the COBRA period, to the extent you and they remain eligible.

         (c) STOCK OPTIONS. Pursuant to the Anika Therapeutics Incentive Stock Option Agreement dated June 12, 2003 between you and the Company (the "Stock Option Agreement"),

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Roger C. Stikeleather
January 19, 2004
Page 4

the Company granted you the option to purchase 75,000 shares of common stock in the Company at an exercise price of $1.50 to vest in four equal annual installments beginning March 17, 2004. If you enter into this Option B Agreement, the Company will continue to employ you through March 31, 2004 and, consequently, you will be permitted to vest in the first such annual installment of 18,750 shares. You understand that the exercise of any such share options is subject to the terms of the Stock Option Agreement and the Company's 2003 Stock Option and Incentive Plan (the "Plan"). In accordance with Section 3(d) of the Stock Option Agreement, to the extent that any shares are exercisable upon the Option B Termination Date, you must exercise them within three months of the Option B Termination Date. To the extent you exercise such options, you agree to notify the Company in the event that you sell any shares so acquired. Any sale of such shares must be in accordance with applicable securities laws.

         (d) OTHER BENEFITS. The termination of other benefits will be addressed in separate correspondence. Basically, your eligibility to participate in any other employee benefit plans and programs of the Company ceases on or after the Option B Termination Date in accordance with applicable benefit plan or program terms and practices.

         (e) REIMBURSEMENT OF EXPENSES. The Company shall also reimburse you for any outstanding, reasonable business-related expenses that you have incurred or will incur on the Company's behalf as part of the execution of your duties through the termination of your employment, PROVIDED THAT you submit appropriate documentation pursuant to the Company's business expense reimbursement policy no later than five (5) business days after the Option B Termination Date.

         (f) VACATION PAY. As required by law, on the Option B Termination Date, the Company shall pay you for all accrued but unused vacation time through that date.

4. TAX TREATMENT

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Option B Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Option B Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Option B Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

5. RETURN OF PROPERTY

You confirm that, upon the Option B Termination Date, you will return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any other documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective).

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Roger C. Stikeleather
January 19, 2004
Page 5

In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

6. CONFIDENTIAL INFORMATION AND NONCOMPETITION AGREEMENT

You acknowledge and agree that you and the Company entered into the Anika Non-Disclosure and Non-Competition Agreement (the "Anika Non-Disclosure and Non-Competition Agreement") in or around March 2003, at the commencement of your employment with Anika. Because the Company is unable to locate its copy of the Anika Non-Disclosure and Non-Competition Agreement that you previously executed, you hereby agree to execute the Anika Non-Disclosure and Non-Competition Agreement that is attached as Exhibit A to this document, which is identical to the Anika Non-Disclosure and Non-Competition Agreement that you previously signed. You acknowledge that you are bound by the terms and conditions of the Anika Non-Disclosure and Non-Competition Agreement and that nothing in this Option B Agreement shall be construed to supersede its terms and conditions.]

7. RELEASE OF YOUR CLAIMS

In consideration for, among other terms, the terms, payments and benefits described in Section 3, which are substantially more advantageous to you than any benefits to which you otherwise may be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the "RELEASEES") generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown ("CLAIMS") that, as of the date when you sign this Option B Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

         o relating to your employment by and termination of employment with the Company;
         o  of wrongful discharge;
         o  of breach of contract;
         o of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);
         o under any other federal or state statute (including, without limitation, Claims under the Family Medical Leave Act);
         o  of defamation or other torts;
         o  of violation of public policy;

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Roger C. Stikeleather
January 19, 2004
Page 6

         o for wages, bonuses, incentive compensation, stock options, vacation pay or any other compensation or benefits, including any such Claims that may be brought pursuant to the Offer Letter; and
         o for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney's fees;

PROVIDED, however, that this release shall not affect your vested rights under the Company's Section 401(k) Plan, the Stock Option Agreement, the Plan or your rights under this Option B Agreement.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney's fees, or costs from any of the Releasees with respect to any Claim. As a material inducement to the Company to enter into this Option B Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Option B Agreement.

8. CONFIDENTIALITY

You agree to keep the existence and terms of this Option B Agreement ("AGREEMENT-RELATED INFORMATION") in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Any violation of this provision will be deemed a material breach of this Option B Agreement. Nothing in this Section 8 shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; PROVIDED that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

9. NONDISPARAGEMENT

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

10. INFORMATION CONCERNING ACTUAL, POTENTIAL OR ALLEGED FINANCIAL IRREGULARITIES OR WRONGDOING

You represent that you are not aware of any actual, potential or alleged financial irregularities concerning the Company or any other wrongdoing by the Company.

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Roger C. Stikeleather
January 19, 2004
Page 7

11. TRANSITIONAL SERVICES

Between January 19, 2004 and the Option B Termination Date, you agree to remain a full-time employee of the Company and to devote your attention and diligence to the good faith execution of your duties in your position as Vice President of Sales and Marketing. You further agree to provide transitional services to the Company to assist the Company in an orderly and effective transition from your position.

12. FUTURE COOPERATION

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information. You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company's counsel. The Company shall not utilize this Section 12 to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall also reimburse you for any pre-approved reasonable business travel expenses that you incur on the Company's behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with the Company's business expense reimbursement policy. In addition, for all time that you reasonably expend in cooperating with the Company or any of its affiliates pursuant to this Section 12 after the end of the Severance Pay Period, the Company shall compensate you at the rate of $150 per hour; PROVIDED that your right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials. You further agree that you shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Releasees or that is undertaking any investigation or review of any of the Releasees' activities or practices; PROVIDED, however, that you may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC or the Massachusetts Commission Against Discrimination. Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Option B Agreement consists of initiating a legal action in which you contend that the release set forth in Section 7 is invalid, in whole or in part, due to the provisions of 29 U.S.C. Section 626(f).

13. SUSPENSION OR TERMINATION OF PAYMENTS

In the event that you fail to comply with any of your obligations under this Option B Agreement, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payments to you under this Option B Agreement. The termination or suspension of such payments in the event of such breach by you will not affect your continuing obligations under this Option B Agreement. Notwithstanding the

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Roger C. Stikeleather
January 19, 2004
Page 8

foregoing, this provision shall not apply to the extent that your breach of this Option B Agreement consists of initiating a legal action in which you contend that the release set forth in Section 7 is invalid, in whole or in part, due to the provisions of 29 U.S.C. Section 626(f).

14. LEGAL REPRESENTATION

This Option B Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Option B Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Option B Agreement and that you are voluntarily entering into this Option B Agreement.

15. ABSENCE OF RELIANCE

In signing this Option B Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

16. ENFORCEMENT

         (a) JURISDICTION. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Option B Agreement, including without limitation any claim for violation of this Option B Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

         (b) RELIEF. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 6, 7, 8, 9, 10, 11 or 12, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 6, 7, 8, 9, 10, 11 or 12, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce Sections 6, 7, 8, 9, 10, 11 or 12, then you also shall be liable to the Company for attorney's fees and costs incurred by the Company in enforcing such provision(s).

17. GOVERNING LAW; INTERPRETATION

This Option B Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Option B Agreement is intended by the parties to be construed as a whole, to be

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Roger C. Stikeleather
January 19, 2004
Page 9

interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the "drafter" of all or any portion of this Option B Agreement.

18. ENTIRE AGREEMENT

This Option B Agreement constitutes the entire agreement between you and the Company. This Option B Agreement supersedes any previous agreements or understandings between you and the Company, including without limitation, the Offer Letter, PROVIDED that, this Agreement does not supercede the Anika Non-Disclosure and Non-Competition Agreement attached as Exhibit A to this Option B Agreement.

19. TIME FOR CONSIDERATION; EFFECTIVE DATE

You have the opportunity to consider this Option B Agreement for twenty-one (21) days before signing it. To accept this Option B Agreement, you must return a signed original of this Option B Agreement so that it is received by the undersigned at or before the expiration of this twenty-one (21) day period. If you sign this Option B Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Option B Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Option B Agreement for the entire twenty-one (21) day period. For the period of seven (7) days from the date when this Option B Agreement becomes fully executed, you have the right to revoke this Option B Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Option B Agreement shall not become effective or enforceable during the revocation period. This Option B Agreement shall become effective on the first business day following the expiration of the revocation period (the "EFFECTIVE DATE").

Please indicate your agreement to the terms of this Option B Agreement by signing and returning to me the original of this letter within the time period set forth above.

Very truly yours,

ANIKA THERAPEUTICS, INC.

By: /s/ Charles H. Sherwood                January 19, 2004
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    CHARLES H. SHERWOOD, PH.D.             Date
    PRESIDENT AND CHIEF EXECUTIVE OFFICER

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Roger C. Stikeleather
January 19, 2004
Page 10

You are advised to consult with an attorney before signing this Option B Agreement. The foregoing is agreed to and accepted by:

/s/ Roger C. Stikeleather                   February 9, 2004
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ROGER C. STIKELEATHER                                Date